Exhibit 99.1

TherapeuticsMD Announces Third Quarter 2023 Financial Results

Focus remains on cost control to maximize the value of our royalty assets

Company announces evaluation of strategic alternatives

BOCA RATON, Fla. – November 14, 2023 – TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the third quarter ended September 30, 2023.

“As the Company continues its transition into a royalty-based business, we remain committed to cost control to maximize the value of our royalty assets,” stated Marlan D. Walker, Chief Executive Officer of TherapeuticsMD.

Third Quarter 2023 Financial Results

Net Loss from Continuing Operations

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Net loss from continuing operations was $1.4 million for the quarter ended September 30, 2023, or $0.13 per basic and diluted common share, compared to a net loss from continuing operations of $14.6 million, or $1.58 per basic and diluted common share, for the comparable period in 2022.

License and Service Revenues from Continuing Operations

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License and service revenues from continuing operations, which are revenues related to license agreements, were $(0.1) million for the quarter ended September 30, 2023, compared to $0.4 million in license and service revenue related to sales to another licensee for the third quarter of 2022.

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Gross royalties totaled $1.2 million and $3.3 million for the three- and nine-month periods ended September 30, 2023, respectively, and are recognized in license and service revenues and other income. Included in these amounts are $0.8 million and $2.3 million of gross minimum royalty payments due under the Mayne License Agreement for the three- and nine-month periods ended September 30, 2023, respectively. The gross minimum royalty payments were accounted for as fixed consideration at net present value and allocated to the sale of our licensed products in 2022. In the current periods, the Company recognizes income only on amounts in excess of the minimum royalty amounts earned under the Mayne License Agreement. The Company’s total royalty derived gross income of $0.4 million and $1.0 million for the three- and nine-month periods ended September 30, 2023, respectively, was reduced by approximately $0.4 million in the third quarter due to product sales adjustments reported by our licensed partners, resulting in total net royalty income of less than $0.1 million in the quarter ended September 30, 2023. Our net royalty income amounts are allocated and reported in license and service revenue and other income based on the proportion of the sales from each of our licensed products. Based on sales of licensed products, the Company recognized approximately ($0.1) million in license and service revenues and approximately $0.1 million in other income in the three-month period ended September 30, 2023 relating to royalties.

Total Operating Expenses from Continuing Operations

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Total operating expenses from continuing operations for the third quarter of 2023 were approximately $1.7 million, a decrease of approximately $12.8 million, or approximately 88.2%, compared to the third quarter of 2022. This decrease was due to the transition of the Company’s business from a manufacturing and commercialization business to a royalty-based business with limited infrastructure.

Company Announces Evaluation of Strategic Alternatives

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The Company is also evaluating a variety of strategic alternatives that may include, but not be limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions involving the Company. Although the Company is exploring potential strategic alternatives, there can be no assurance of a transaction, a successful outcome of these efforts, or the form or timing of any such outcome. The Company has not set a timetable for completion of this exploration process and does not intend to disclose further developments unless and until it is determined that disclosure is appropriate or necessary.

About TherapeuticsMD

TherapeuticsMD was previously a women’s healthcare company with a mission of creating and commercializing innovative products to support the lifespan of women from pregnancy prevention through menopause. In December 2022, the Company changed its business to become a pharmaceutical royalty company, primarily collecting royalties from its licensees. The Company is no longer engaging in research and development or commercial operations.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies, including the exploration of potential strategic alternatives that may include, but are not limited to, an acquisition, merger, other business combination, sale of assets, licensing, or other strategic transactions, and the completion of such a review process as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether Mayne Pharma will be successful at commercializing the products that it licensed and acquired from TherapeuticsMD; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor and any adjustments to the net working capital purchased as part of the Mayne Pharma transaction; whether the company is successful in identifying strategic pathways to create additional shareholder value; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

CONTACT:

Marlan D. Walker	Lisa M. Wilson
Chief Executive Officer 561-961-1900 IR@TherapeuticsMD.com	In-Site Communications, Inc. 212-452-2793 lwilson@insitecony.com